As filed with the Securities and Exchange Commission on February 23, 2011

Registration No. 333-39928

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCCAM NETWORKS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0442752
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6868 Cortona Drive

Santa Barbara, CA

(Address of Registrant’s Principal Executive Office) (Zip Code)

2000 STOCK INCENTIVE PLAN

2000 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Robert L. Howard-Anderson

President and Chief Executive Officer

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, CA 93117

(805) 692-2900

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Robert F. Kornegay, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (Registration No. 333-39928), filed on June 23, 2000, pertaining to Occam Networks, Inc. Common Stock.

On February 22, 2011, at a special meeting of stockholders, the stockholders of the Company adopted that certain Agreement and Plan of Merger and Reorganization, dated as of September 16, 2010, by and among Calix, Inc. (“Calix”), Ocean Sub I, Inc., a direct, wholly owned subsidiary of Calix (“Merger Sub One”), Ocean Sub II, LLC, a second direct, wholly owned subsidiary of Calix (“Merger Sub Two”) and the Company (the “Merger Agreement”), after which Calix completed its acquisition of the Company. Pursuant to the terms of the Merger Agreement, Merger Sub One merged with the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), with the Company continuing as the surviving entity as a wholly owned subsidiary of Calix (such merger referred to herein as the “First-Step Merger,” and the effective time of the First-Step Merger referred to herein as the “Effective Time”). Thereafter, in accordance with the Merger Agreement, the Company will merge with Merger Sub Two in accordance with the DGCL, with Merger Sub Two continuing as the surviving company (the “Second-Step Merger” and together with the First-Step Merger, the “Merger”) under the name Occam Networks, LLC as a direct, wholly owned subsidiary of Calix upon completion of the Second-Step Merger. As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement.

In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but remaining unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on this 22nd day of February, 2011.

OCCAM NETWORKS, INC.

By:	/s/ Jeanne Seeley
Jeanne Seeley Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert L. Howard-Anderson	Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2011
Robert L. Howard-Anderson

/s/ Jeanne Seeley	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 22, 2011
Jeanne Seeley

/s/ Carl Russo	Director	February 22, 2011
Carl Russo